EXHIBIT 3.1(a)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CITIGROUP ENERGY ADVISORS PORTFOLIO L.P.

THE UNDERSIGNED, desiring to form a limited partnership pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, hereby certifies as follows:

1. The name of the limited partnership is:

Citigroup Energy Advisors Portfolio L.P.

2. The address of the limited partnership’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the limited partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and business address of the sole general partner is:

Citigroup Managed Futures LLC

731 Lexington Avenue—25th Floor

New York, NY 10022

4. The limited partnership shall be formed at the time of filing this Certificate in the Office of the Secretary of State of the State of Delaware.

THE UNDERSIGNED, being the sole general partner of the limited partnership, for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act does hereby make this Certificate this 25th day of January 2006.

GENERAL PARTNER Citigroup Managed Futures LLC

/s/ David J. Vogel
David J. Vogel President